Exhibit 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of January 29, 2022, Kirkland’s, Inc. has only common stock registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Description of Common Stock

The following description of our Common Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Charter (the “Charter”) and our Amended and Restated Bylaws (the “Bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part. We encourage you to read our Charter, our Bylaws and the applicable provisions of Tennessee Business Corporation Act, Title 48 of the Tennessee Code Annotated, for additional information.

Authorized Capital Shares

Our authorized capital shares consist of 100,000,000 shares of common stock, without par value (“Common Stock”), and 10,000,000 shares of series preferred stock (“Preferred Stock”). The outstanding shares of our Common Stock are fully paid and nonassessable.

Voting Rights

Holders of Common Stock are entitled to one vote per share on all matters voted on by the shareholders, including the election of directors. Our Common Stock does not have cumulative voting rights.

Dividend Rights

Subject to the rights of holders of outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors in its discretion out of funds legally available for the payment of dividends.

Liquidation Rights

Subject to any preferential rights of outstanding shares of Preferred Stock, holders of Common Stock will share ratably in all assets legally available for distribution to our shareholders in the event of dissolution.

Other Rights and Preferences

Our Common Stock has no sinking fund or redemption provisions or preemptive, conversion or exchange rights. Holders of Common Stock may act by unanimous written consent.

Listing

The Common Stock is traded on The Nasdaq Stock Market LLC under the trading symbol “KIRK.”  The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, Inc.

Preferred Stock

Pursuant to the Charter, our Board of Directors is empowered, without any approval of our holders of Common Stock, to issue shares of Preferred Stock in one or more classes or series, to establish the number of shares in each series, and to fix the voting powers, designations, powers, preferences and relative participating, optional or other rights, of each such class or series, and any qualifications, limitations or restrictions thereof.  Because our Board of Directors will have the power to establish the preferences and rights of each class or series of preferred stock, it may afford the holders of any series of Preferred Stock preferences, powers and rights senior to the rights of holders of shares of our Common Stock, which could have the effect of delaying, deferring or preventing a change in control of us.

Currently, there are no shares of our Preferred Stock issued and outstanding.

Anti-Takeover Effect of Certain Provisions of the Charter and Bylaws

Certain provisions of the Charter and Bylaws, described below, as well as the ability of our Board of Directors to issue shares of Preferred Stock and set voting rights, preferences and other terms of the Preferred Stock, could delay, defer or prevent a transaction or a change in control in us that might involve a premium for the holders of our Common Stock or might otherwise not be in their best interests.  Among other things, our Charter provides for a classified Board of Directors, which means that the Board is divided into three classes with Directors serving staggered three-year terms.  This could delay a change in control of our Board of Directors.  In addition, both our Charter and Bylaws contain supermajority voting requirements to amend certain provisions of these documents dealing with, among other things, special shareholder meetings, directors, and amendments.

Anti-Takeover Effect of Tennessee Law

We are subject to the Tennessee Business Combination Act, which regulates corporate acquisitions.  In general, this Act prohibits a resident Tennessee corporation from engaging in a business combination with an interested shareholder for a period of five years following the date the person became an interested shareholder, unless the Board of Directors approved the transaction in which the shareholder became an interested shareholder prior to the date the interested shareholder attained such status or unless other conditions are met.

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